AXP Progressive Fund, Inc.
Registration Number 2-30059/811-1714


                                  EXHIBIT INDEX


Exhibit (h)(6) Transfer Agency Agreement

Exhibit (i)    Opinion of Counsel

Exhibit (j)    Independent Auditors' Consent

Exhibit (q)(1) Directors' Power of Attorney, dated Jan. 13, 2000.

Exhibit (q)(2) Officers' Power of Attorney, dated Jan. 13, 2000.